SailPoint Announces Appointment of Ron Green to Board of Directors

AUSTIN, August 2, 2021 – SailPoint Technologies Holdings, Inc. (NYSE: SAIL), the leader in enterprise identity security, today announced the appointment of Ron Green to the SailPoint Board of Directors, effective on July 27, 2021. The Board determined that Mr. Green is independent, a term defined under the listing standards of the New York Stock Exchange.
"Ron Green is an excellent addition to SailPoint’s Board of Directors," said SailPoint CEO and Founder Mark McClain. "His strong cybersecurity expertise and guidance will be invaluable as we continue to invest in our identity security offerings to meet the evolving needs of CIOs and CISOs around the world.”
Mr. Green is an experienced security leader and currently serves as Executive Vice President, Chief Security Officer of Mastercard Inc. where he leads a global team that ensures the safety and security of Mastercard’s network, products, and services. He is also a member of Mastercard’s Management Committee, serves as the chair of the Financial Services Sector Coordinating Council and is a member of the United States Secret Service Cyber Investigation Advisory Board. Prior to joining Mastercard, he served as Deputy Chief Information Security Officer at Fidelity Information Services. He previously held leadership positions at both BlackBerry Limited and Bank of America. Mr. Green also brings extensive experience working with international and federal law enforcement agencies, both as a special agent in the United States Secret Service and as an officer in the United States Army. He holds a B.S. in mechanical engineering from the United States Military Academy at West Point, is a graduate of the FBI’s Domestic Security Executive Academy and holds a graduate certification in Information Assurance from The George Washington University.
“SailPoint’s differentiated approach to identity security gives business leaders the right foundation on which to build their company-wide security strategy,” said Mr. Green. “I’m looking forward to collaborating with the rest of the Board to guide SailPoint as the company grows and scales over time.”

About SailPoint
SailPoint is the leader in identity security for the cloud enterprise. We’re committed to protecting businesses from the inherent risk that comes with providing technology access across today’s diverse and remote workforce. Our identity security solutions secure and enable thousands of companies worldwide, giving our customers unmatched visibility into the entirety of their digital workforce, and ensuring that each worker has the right access to do their job, no more, no less. With SailPoint at the foundation of their business, our customers can provision access with confidence, protect business assets at scale and ensure compliance with certainty.

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